Exhibit 4.17

[FORM OF] DISPUTE RESOLUTION AGREEMENT

THIS DISPUTE RESOLUTION AGREEMENT, dated as of [        ] [    ], 201[  ] (this “Agreement”) is by and among CAPITAL ONE FUNDING, LLC, in its individual capacity (“Funding”), CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION, in its individual capacity (the “Bank”), and THE BANK OF NEW YORK MELLON, as Trustee (the “Trustee”).

BACKGROUND

WHEREAS, Signet Bank/Virginia, a Virginia banking corporation (“Signet/Virginia”), as seller (in such capacity, along with its successors in such capacity, the “Seller”) and servicer (in such capacity, along with its successors in such capacity, the “Servicer”), and The Bank of New York Mellon (under its predecessor name, The Bank of New York), a New York banking corporation, as trustee (in such capacity on behalf of the Capital One Master Trust (under its predecessor name, the Signet Master Trust), or its successor in interest, or any successor trustee appointed as provided therein, the “Trustee”), entered into a pooling and servicing agreement, dated as of September 30, 1993 (as the same was amended by Amendment No. 1 to the Pooling and Servicing Agreement, dated as of May 17, 1994, between Signet/Virginia, as Seller and Servicer, and the Trustee, the “Original Pooling and Servicing Agreement”);

WHEREAS, commencing in November 1994, Signet Banking Corporation (“Signet”) and Signet/Virginia, a wholly-owned subsidiary of Signet, engaged in a series of transactions that, in February 1995, culminated with Signet divesting its ownership interest in Capital One Financial Corporation, a bank holding company incorporated in Delaware (“COFC”) (including Capital One Bank, a Virginia banking corporation and subsidiary of COFC (“Capital One Bank”)), by means of a tax-free distribution to Signet’s stockholders (the “Spin-off”);

WHEREAS, in connection with the Spin-off, Capital One Bank became a party to the Original Pooling and Servicing Agreement, as the Seller and the Servicer, and the Signet Master Trust’s name was changed to the Capital One Master Trust (the “Master Trust”);

WHEREAS, the Original Pooling and Servicing Agreement was subsequently amended by Amendment No. 2 to the Pooling and Servicing Agreement, dated as of May 23, 1995, Amendment No. 3 to the Pooling and Servicing Agreement, dated as of October 15, 1997, Amendment No. 4 to the Pooling and Servicing Agreement, dated as of April 24, 1998, Amendment No. 5 to the Pooling and Servicing Agreement, dated as of January 25, 2000, Amendment No. 6 to the Pooling and Servicing Agreement, dated as of October 13, 2000 (the Original Pooling and Servicing Agreement, as amended by Amendments No. 2 through Amendment No. 6, and as otherwise supplemented or modified, the “Original Amended Pooling and Servicing Agreement”), each between the Capital One Bank, as Seller and Servicer, and the Trustee;

WHEREAS, the Original Amended Pooling and Servicing Agreement was amended and restated on April 9, 2001 (the “Amended and Restated Pooling and Servicing Agreement”) for the purpose of, among other things, adding Capital One, F.S.B., a federal savings bank (“F.S.B.”), as an additional Seller, and as amended and restated on April 9, 2001 was among Capital One Bank, as a Seller and as Servicer, F.S.B., as a Seller, and the Trustee;

WHEREAS, Capital One Bank and F.S.B., each as a Seller under the Amended and Restated Pooling and Servicing Agreement, determined to substitute Funding, as transferor (in such capacity, along with its successors in such capacity, the “Transferor”) to the Master Trust in place of Capital One Bank and F.S.B., as Sellers to the Master Trust;

WHEREAS, in connection with the substitution of Funding as Transferor to the Master Trust in place of Capital One Bank and F.S.B. as Sellers to the Master Trust, (i) Funding and Capital One Bank entered into the receivable purchase agreement, dated as of August 1, 2002 (the “C.O.B. Receivables Purchase Agreement”), relating to the sale of credit card receivables by Capital One Bank to Funding and (ii) Funding and F.S.B. entered into a receivable purchase agreement, dated as of August 1, 2002 (the “F.S.B. Receivables Purchase Agreement”), relating to the sale of credit card receivables by F.S.B. to Funding;

WHEREAS, in connection with the substitution of Funding as Transferor to the Master Trust in place of Capital One Bank and F.S.B. as Sellers to the Master Trust, Funding, as Transferor, the Servicer and the Trustee amended and restated the Amended and Restated Pooling and Servicing Agreement through the execution and delivery of an Amended and Restated Pooling and Servicing Agreement, dated as of August 1, 2002, among the Transferor, the Servicer and the Trustee (the “Second Amended and Restated Pooling and Servicing Agreement”);

WHEREAS, pursuant to the terms of the Second Amended and Restated Pooling and Servicing Agreement, the Transferor assigned, set over and otherwise conveyed to the Trustee all of the Transferor’s rights, remedies, powers, privileges and claims under or with respect to the C.O.B. Receivables Purchase Agreement and the F.S.B. Receivables Purchase Agreement;

WHEREAS, the Second Amended and Restated Pooling and Servicing Agreement was amended and restated by an Amended and Restated Pooling and Servicing Agreement, dated as of January 13, 2006, among the Transferor, the Servicer and the Trustee (the “Third Amended and Restated Pooling and Servicing Agreement”) to, among other things, comply with newly-enacted regulatory requirements;

WHEREAS, on July 1, 2007, F.S.B. transferred its small business credit card accounts to Capital One Bank and F.S.B. merged with and into Capital One Bank (the “Merger”), with Capital One Bank being the surviving entity;

WHEREAS, in connection with the Merger, Funding and F.S.B. terminated the F.S.B. Receivables Purchase Agreement and, prior to such termination, F.S.B. had not transferred any receivables to Funding pursuant to the F.S.B. Receivables Purchase Agreement;

WHEREAS, in connection with the Merger, (i) the C.O.B. Receivables Purchase Agreement was amended and restated by an Amended and Restated Receivables Purchase Agreement, dated as of July 1, 2007, between the Bank and Funding (as the same was amended by the First Amendment to Amended and Restated Receivables Purchase Agreement, dated as of March 1, 2008, the “Amended and Restated Receivables Purchase Agreement”) and (ii) the Third Amended and Restated Pooling and Servicing Agreement was amended and restated by an Amended and Restated Pooling and Servicing Agreement, dated as of July 1, 2007 (as the same was amended by the First Amendment to Amended and Restated Pooling and Servicing Agreement, dated as of March 1, 2008, and the Second Amendment to Amended and Restated Pooling and Servicing Agreement, dated as of July 15, 2010, the “Fourth Amended and Restated Pooling and Servicing Agreement”), among the Transferor, the Servicer and the Trustee, in each case for the purpose of, among other things, allowing receivables from non-consumer revolving credit accounts owned by Capital One Bank, including small business revolving credit accounts, to be conveyed from Capital One Bank to Funding, and from Funding to the Master Trust;

WHEREAS, on March 1, 2008, Capital One Bank was converted from a Virginia banking corporation to a national banking association, and in connection with such conversion Capital One Bank became the Bank;

WHEREAS, by operation of law, all of the assets and rights of Capital One Bank became vested in the Bank, and the Bank assumed all of the liabilities and obligations of Capital One Bank;

WHEREAS, (i) as successor by conversion to Capital One Bank as Seller under the Original Amended Pooling and Servicing Agreement and the Amended and Restated Pooling and Servicing Agreement, (ii) by virtue of Capital One Bank’s succession by merger to F.S.B., as successor in interest to F.S.B. as a Seller under the Amended and Restated Pooling and Servicing Agreement, and (iii) by virtue of Capital One Bank’s succession to Signet/Virginia, as successor in interest to Signet/Virginia as Seller under the Original Pooling and Servicing Agreement, the Bank may have the obligation to repurchase from the Trustee applicable credit card receivables if any of the Predecessor PSA Repurchase Obligations (as defined below) so require;

WHEREAS, as successor by conversion to Capital One Bank under the C.O.B. Receivables Purchase Agreement and the Amended and Restated Receivables Purchase Agreement, the Bank may have the obligation to repurchase from Funding applicable credit card receivables if any of the Predecessor RPA Repurchase Obligations (as defined below) so require;

WHEREAS, in order to comply with certain newly-enacted regulatory requirements, the Transferor, the Servicer and the Trustee entered into an Amended and Restated Pooling and Servicing Agreement, dated as of [        ] [    ], 201[  ] (as the same may be amended, supplemented or otherwise modified, the “Fifth Amended and Restated Pooling and Servicing Agreement”); and

WHEREAS, the parties to this Agreement desire to enter into this Agreement for the purpose of agreeing to dispute resolution terms that will apply if there is a dispute concerning any of the Predecessor PSA Repurchase Obligations or any of the Predecessor RPA Repurchase Obligations, as applicable (as each term as defined below, respectively).

NOW THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Capitalized Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed thereto in the Fifth Amended and Restated Pooling and Servicing Agreement.

“AAA” shall have the meaning set forth in Section 2.01(b)(i).

“Agreement” has the meaning set forth in the initial paragraph of this Agreement.

“Amended and Restated Pooling and Servicing Agreement” has the meaning set forth in the Background section of this Agreement.

“Amended and Restated Receivables Purchase Agreement” has the meaning set forth in the Background section of this Agreement.

“Bank” has the meaning set forth in the initial paragraph of this Agreement.

“Business Days” has the meaning set forth in the Fifth Amended and Restated Pooling and Servicing Agreement.

“Capital One Bank” has the meaning set forth in the Background section of this Agreement.

“C.O.B. Receivables Purchase Agreement” has the meaning set forth in the Background section of this Agreement.

“Fifth Amended and Restated Pooling and Servicing Agreement” has the meaning set forth in the Background section of the Agreement.

“Fourth Amended and Restated Pooling and Servicing Agreement” has the meaning set forth in the Background section of this Agreement.

“F.S.B.” has the meaning set forth in the Background section of this Agreement.

“F.S.B. Receivables Purchase Agreement” has the meaning set forth in the Background section of this Agreement.

“Funding” has the meaning set forth in the initial paragraph of this Agreement.

“Holder” has the meaning set forth in the Fifth Amended and Restated Pooling and Servicing Agreement.

“Master Trust” has the meaning set forth in the Background section of this Agreement.

“Merger” has the meaning set forth in the Background section of this Agreement.

“Original Amended Pooling and Servicing Agreement” has the meaning set forth in the Background section of this Agreement.

“Original Pooling and Servicing Agreement” has the meaning set forth in the Background section of this Agreement.

“Person” has the meaning set forth in the Fifth Amended and Restated Pooling and Servicing Agreement.

“Predecessor PSA Repurchase Obligations” shall mean, collectively, any of the obligations to repurchase receivables pursuant to subsection 2.05(a) or Section 2.06 of the Original Pooling and Servicing Agreement, subsection 2.05(a) or Section 2.06 of the Original Amended Pooling and Servicing Agreement, or subsection 2.05(a) or Section 2.06 of the Amended and Restated Pooling and Servicing Agreement.

“Predecessor RPA Repurchase Obligations” shall mean collectively, any of the obligations to repurchase receivables pursuant to Section 6.01 or 6.02 of the C.O.B. Receivables Purchase Agreement or Section 6.01 or 6.02 of the Amended and Restated Receivables Purchase Agreement.

“Qualified Dispute Resolution Professional” has the meaning set forth in the Fifth Amended and Restated Pooling and Servicing Agreement.

“Receivable” has the meaning set forth in the Fifth Amended and Restated Pooling and Servicing Agreement.

“Representing Party” has the meaning set forth in Section 2.01(a).

“Requesting Party” has the meaning set forth in Section 2.01(a).

“Rules” has the meaning set forth in Section 2.01(b)(i).

“Second Amended and Restated Pooling and Servicing Agreement” has the meaning set forth in the Background section of this Agreement.

“Servicer” has the meaning set forth in the Background section of this Agreement.

“Spin-off” has the meaning set forth in the Background section of this Agreement.

“Third Amended and Restated Pooling and Servicing Agreement” has the meaning set forth in the Background section of this Agreement.

“Transferor” has the meaning set forth in the Background section of this Agreement.

“Transferor Interest” has the meaning set forth in the Fifth Amended and Restated Pooling and Servicing Agreement.

“Trustee” has the meaning set forth in the initial paragraph of this Agreement.

ARTICLE II

DISPUTE RESOLUTION

Section 2.01. Dispute Resolution.

(a) If any Receivable is subject to repurchase pursuant to any of the Predecessor PSA Repurchase Obligations or any of the Predecessor RPA Repurchase Obligations, which repurchase is not resolved in accordance with the terms of the agreement under which such repurchase obligation arose, within 180 days after notice is delivered to the Bank under the terms of such applicable agreement, the party requesting repurchase of such Receivable (the “Requesting Party”) will have the right to refer the matter, at its discretion, to either third-party mediation (including non-binding arbitration) or arbitration pursuant to this Section 2.01 and the Bank is hereby deemed to consent to the selected resolution method. At the end of the 180-day period described above, the Representing Party (as defined below) may provide notice informing the Requesting Party of the status of its request or, in the absence of any such notice, the Requesting Party may presume that its request remains unresolved. The Requesting Party must provide written notice of its intention to refer the matter to mediation or arbitration to the Bank as the party responsible for such repurchase (in such capacity, the “Representing Party”) within 30 calendar days following such 180th day. The Representing Party agrees to participate in the resolution method selected by the Requesting Party.

(b) If the Requesting Party selects mediation as the resolution method, the following provisions will apply:

(i) The mediation will be administered by the American Arbitration Association (the “AAA”) pursuant to its Commercial Arbitration Rules and Mediation

Procedures in effect at the time the mediation is initiated (the “Rules”); provided, that if any of the Rules are inconsistent with the procedures for the mediation or arbitration stated in the Fifth Amended and Restated Pooling and Servicing Agreement or the Amended and Restated Receivables Purchase Agreement, the procedures in such applicable document will control.

(ii) The mediator must be a Qualified Dispute Resolution Professional. Upon being supplied a list, by the AAA, of at least ten potential mediators that are each Qualified Dispute Resolution Professionals, each of the Requesting Party and the Representing Party will have the right to exercise two peremptory challenges within 14 days and to rank the remaining potential mediators in order of preference. The AAA will select the mediator from the remaining potential mediators on the list, respecting the preference choices of the parties to the extent possible.

(iii) Each of the Requesting Party and the Representing Party will use commercially reasonable efforts to begin the mediation within [    ] Business Days of the selection of the mediator and to conclude the mediation within [    ] days of the start of the mediation.

(iv) The fees and expenses of the mediation will be allocated as mutually agreed by the Requesting Party and the Representing Party as part of the mediation.

(v) A failure by the Requesting Party and the Representing Party to resolve a disputed matter through mediation shall not preclude either party from seeking a resolution of such matter through the initiation of a judicial proceeding in a court of competent jurisdiction, subject to subsection 2.01(d) below.

(c) If the Requesting Party selects arbitration as the resolution method, the following provisions will apply:

(i) The arbitration will be held in accordance with the United States Arbitration Act, notwithstanding any choice of law provision in this Agreement, and under the auspices of the AAA and in accordance with the Rules.

(ii) If the repurchase request specified in subsection 2.01(a) involves the repurchase of an aggregate amount of Receivables of less than $[        ], a single arbitrator will be used. That arbitrator must be a Qualified Dispute Resolution Professional. Upon being supplied a list of at least ten potential arbitrators that are each Qualified Dispute Resolutions Professionals by the AAA, each of the Requesting Party and the Representing Party will have the right to exercise two peremptory challenges within [    ] days and to rank the remaining potential arbitrators in order of preference. The AAA will select the arbitrator from the remaining potential arbitrators on the list respecting the preference choices of the parties to the extent possible.

(iii) If the repurchase request specified in subsection 2.01(a) involves the repurchase of an aggregate amount of Receivables equal to or in excess of $[        ], a three-arbitrator panel will be used. The arbitral panel will consist of three Qualified Dispute Resolution Professionals, (A) one to be appointed by the Requesting Party within five Business Days of providing notice to the Representing Party of its selection of arbitration, (B) one to be appointed by the Representing Party within five Business Days of the Requesting Party’s appointment of an arbitrator, and (C) the third, who will preside over the arbitral panel, to be chosen by the two party-appointed arbitrators within five Business Days of the Representing Party’s appointment. If any party fails to appoint an arbitrator or the two party-appointed arbitrators fail to appoint the third within the relevant time periods, then the appointments will be made by the AAA pursuant to the Rules.

(iv) Each arbitrator selected for any arbitration will abide by the Code of Ethics for Arbitrators in Commercial Disputes in effect at the time the arbitration is initiated. Prior to accepting an appointment, each arbitrator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule. Any arbitrator selected may be removed by the AAA for cause consisting of actual bias, conflict of interest or other serious potential for conflict.

(v) The Requesting Party and the Representing Party each agree that it is their intention that after consulting with the parties, the arbitrator or arbitral panel, as applicable, will devise procedures and deadlines for the arbitration, to the extent not already agreed to by the parties, with the goal of expediting the proceeding and completing the arbitration within [    ] days after appointment of the arbitrator or arbitral panel, as applicable. The arbitrator or the arbitral panel, as applicable, will have the authority to schedule, hear, and determine any and all motions, including dispositive and discovery motions, in accordance with New York law then in effect (including prehearing and post hearing motions), and will do so on the motion of any party to the arbitration. Notwithstanding any other discovery that may be available under the Rules, unless otherwise agreed by the parties, each party to the arbitration will be limited to the following discovery in the arbitration:

(A) Consistent with the expedited nature of arbitration, the Requesting Party and the Representing Party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim on which the producing party may rely in support of or in opposition to the claim or defense.

(B) At the request of a party, the arbitrator or arbitral panel, as applicable, shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator or arbitral panel deems such additional discovery relevant and appropriate. Depositions shall be limited to a maximum of three (3) per party and shall be held within thirty (30) calendar days of the making of a request. Additional depositions may be scheduled only with the permission of the arbitrator or arbitral panel, and for good cause shown. Each deposition shall be limited to a maximum of three (3) hours’ duration. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information.

(C) Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator or arbitral panel, which determination shall be conclusive.

(D) All discovery shall be completed within sixty (60) calendar days following the appointment of the arbitrator or the arbitral panel, as applicable; provided, that the arbitrator or the arbitral panel, as applicable, will have the ability to grant the parties, or either of them, additional discovery to the extent that the arbitrator or the arbitral panel, as applicable, determines good cause is shown that such additional discovery is reasonable and necessary.

(vi) The Requesting Party and the Representing Party each agree that it is their intention that the arbitrator or the arbitral panel, as applicable, will resolve the dispute in accordance with the terms of this Agreement, and may not modify or change this Agreement in any way. The arbitrator or the arbitral panel, as applicable, will not have the power to award punitive damages or consequential damages in any arbitration conducted. The Requesting Party and the Representing Party each agree that it is their intention that in its final determination, the arbitrator or the arbitral panel, as applicable, will determine and award the costs of the arbitration (including the fees of the arbitrator or the arbitral panel, as applicable, cost of any record or transcript of the arbitration, and administrative fees) and reasonable attorneys’ fees to the parties as determined by the arbitrator or the arbitral panel, as applicable, in its reasonable discretion. The determination of the arbitrator or the arbitral panel, as applicable, must be consistent with the provisions of this Agreement, including Section 3.04, and will be in writing and counterpart copies will be promptly delivered to the parties. The determination of the arbitrator or the arbitral panel, as applicable, may be reconsidered once by the arbitrator or the arbitral panel, as applicable, upon the motion and at the expense of either party. Following that single reconsideration, the determination of the arbitrator or the arbitral panel, as applicable, will be final and non-appealable and may be entered in and may be enforced in, any court of competent jurisdiction.

(vii) By selecting arbitration, the Requesting Party is giving up the right to sue in court, including the right to a trial by jury.

(viii) No Person may bring a putative or certified class action to arbitration.

(d) The following provisions will apply to both mediations and arbitrations:

(i) Any mediation or arbitration will be held in New York, New York.

(ii) Notwithstanding this dispute resolution provision, the parties will have the right to seek provisional or ancillary relief from a competent court of law, including a temporary restraining order, preliminary injunction or attachment order, provided such relief would otherwise be available by law.

(iii) The details and/or existence of any unfulfilled repurchase request specified in subsection 2.01(a) above, any informal meetings, mediations or arbitration proceedings, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties’ attempt to informally resolve an unfulfilled repurchase request, and any discovery taken in connection with any arbitration, will be confidential, privileged and inadmissible for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding; provided, however, that any discovery taken in any arbitration will be admissible in that particular arbitration. Such information will be kept strictly confidential and will not be disclosed or discussed with any third party (excluding a party’s attorneys, experts, accountants and other agents and representatives, as reasonably required in connection with the related resolution procedure), except as otherwise required by law, regulatory requirement or court order. If any party to a resolution procedure receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for such confidential information, the recipient will promptly notify the other party to the resolution procedure and will provide the other party with the opportunity to object to the production of its confidential information. Notwithstanding anything in this Section 2.01 to the contrary, any discovery taken in connection with any arbitration pursuant to subsection 2.01(c) above will be admissible in such arbitration.

ARTICLE III

MISCELLANEOUS

Section 3.01. Term. This Agreement shall continue until the earlier of (a) the termination of the Master Trust under Article XII of the Fifth Amended and Restated Pooling and Servicing Agreement and (b) the written agreement of all of the parties to this Agreement.

Section 3.02. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute part of this Agreement for any other purpose.

Section 3.03. Amendments. The Agreement only can be modified in a written document executed by Funding, the Bank and the Trustee; provided, that prior notice of any such modification shall be provided to each Rating Agency.

Section 3.04. Liability of the Transferor; Nonpetition Covenant.

(a) The Transferor shall be liable in accordance herewith to the extent of the obligations specifically undertaken by the Transferor; provided, however, that to the extent the

Transferor’s liabilities constitute monetary claims against the Transferor, such claims shall only constitute a monetary claim against the Transferor to the extent the Transferor has funds sufficient to make payment on such liabilities from amounts paid to it as Holder of the Transferor Interest.

(b) Notwithstanding any prior termination of this Agreement, to the fullest extent permitted by law, each of the Bank and the Trustee must not file, commence, join, or acquiesce in a petition or a proceeding, or cause Funding to file, commence, join, or acquiesce in a petition or a proceeding, that causes (a) Funding to be a debtor under any Debtor Relief Law or (b) a trustee, conservator, receiver, liquidator, or similar official to be appointed for Funding or any substantial part of any of its property.

Section 3.05. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 3.06. Notices. All demands, notices, instructions, directions and communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at, mailed by certified mail, return receipt requested and postage prepaid, sent by facsimile transmission, or sent by electronic mail or by such other means acceptable to the recipient (i) in the case of Capital One Bank (USA), National Association, to Capital One Bank (USA), National Association, 1680 Capital One Drive, McLean, VA 22102, Attention: General Counsel, with a copy to Managing Vice President, Treasury Capital Markets, (ii) in the case of Capital One Funding, LLC, to Capital One Funding, LLC, 140 East Shore Drive, Room 1071-B, Glen Allen, Virginia 23059, Attention: Assistant Vice President, Treasury Capital Markets, (iii) in the case of the Trustee, to The Bank of New York Mellon, 101 Barclay Street, 7W, New York, New York 10286, Attention: Corporate Trust Administration-Asset Backed Securities (facsimile no. 212-815-2493), and (iv) to any other Person as specified in any Supplement; or, as to each party, at such other address, facsimile number or electronic mail address as shall be designated by such party in a written notice to each other party.

Section 3.07. Severability. If any part of the Agreement is held to be invalid or otherwise unenforceable, the rest of this Agreement will be considered severable and will continue in full force.

Section 3.08. Further Assurances. Each party must take all actions that are reasonably requested by each other party hereto to effect more fully the purposes of this Agreement.

Section 3.09. Counterparts. This Agreement may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, Funding, the Bank and the Trustee have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

CAPITAL ONE FUNDING, LLC,

By:
Name:
Title:

CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION,

By:
Name:
Title:

THE BANK OF NEW YORK MELLON,
Not in its individual capacity, but solely as Trustee

By:
Name:
Title:

[Signature Page to Dispute Resolution Agreement]